SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
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Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

May 16, 2007

MIDWEST AIR GROUP FILES PROXY STATEMENT FOR 2007 ANNUAL MEETING;
URGES SHAREHOLDERS TO RE-ELECT THREE DIRECTORS

Milwaukee, Wisconsin, May 16, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today filed with the Securities and Exchange Commission and mailed to shareholders its definitive proxy statement. The proxy statement includes formal notice of the company’s 2007 Annual Meeting of Shareholders, as well as instructions for shareholders to vote on the re-election of three directors to the company’s board.

Accompanying the proxy statement mailed to shareholders was the following letter from Timothy E. Hoeksema, chairman, president and chief executive officer.

Dear Fellow Shareholder:

Over the coming weeks, you will be asked to make a decision that will affect the future of your investment in Midwest Air Group, Inc. and the future of Midwest Airlines. This year’s election of directors is vitally important. We urge you to take this decision very seriously and carefully weigh all the factors involved before you vote. Our directors care deeply about the future of this company and the future of this airline – as do all of us at Midwest.

Enclosed is the 2007 proxy statement for Midwest Air Group, the parent company of Midwest Airlines. The proxy statement includes information about the procedures for voting at the company’s annual meeting of shareholders, which will be held on June 14, 2007.

The Midwest slate consists of three outstanding directors, up for re-election to a three-year term on the board: John F. Bergstrom, James R. Boris and Frederick P. Stratton, Jr. We are asking you to support their election and VOTE FOR THE MIDWEST SLATE USING THE WHITE PROXY CARD.

The Midwest slate includes directors who have proven their commitment to fulfilling their fiduciary duty on behalf of shareholders by protecting Midwest’s value. Like all the members of the board, they have a deep understanding of the company and a commitment to creating value for shareholders.

The Midwest slate is running against three candidates who have been handpicked by AirTran Holdings, Inc. with the sole purpose of promoting AirTran’s agenda and its proposal to purchase Midwest. AirTran has paid each of these nominees $40,000 to stand for election – raising the question of whether their interests are truly aligned with yours. We urge you to protect your investment and preserve Midwest Airlines by rejecting the AirTran slate.

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AirTran’s plan is to generate a transaction that will dismantle Midwest Airlines. If that were to happen, Midwest shareholders would be left with shares of a consistently underperforming stock in a commodity carrier that provides inferior service. AirTran’s stock has noticeably underperformed both Midwest’s stock and the network carrier sector over the past 12 months.

Midwest’s Board of Directors and its outside advisors have spent hundreds of hours analyzing AirTran’s various proposals. The board recommended rejection of the most recent exchange offer for a number of reasons, including its firm belief that the offer is inadequate and that it does not take into account the upside potential of Midwest’s strategic plan. Midwest’s plan allows for long-term value creation and growth for Midwest Airlines. It is based in fact and built on the company’s first-hand knowledge of its markets and its customers, acquired over the last 23 years.

Support Midwest’s Long-Term Strategic Plan

We believe Midwest shareholders are on course to realize the benefits of our long-term strategic plan – a plan that has already shown impressive results. In 2006, Midwest’s achievements included traffic growth of 21.5%, unit revenue growth of 12.5% and yield improvement of 5.4%.

Going forward, our strategic plan provides Midwest with a capacity increase of 21% in 2007, as well as significant growth in profitability. We expect the capacity increase to result in an increase in employment of approximately 8% in 2007.

The company’s strategic initiatives – both those recently announced and implemented, and those planned for the near term and the longer term – provide the foundation for profitable growth this year and in the years ahead.

Recent strategic initiatives include:

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the establishment of a regional flying partnership with SkyWest, Inc.;

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the addition of two MD-80 series aircraft to the Midwest Airlines fleet, which will enter revenue service by mid-2007;

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the hedge of approximately 90% of Midwest’s 2007 fuel requirements; and

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numerous service enhancements to add new destinations and routes, increase frequency on existing routes, and upgrade regional routes to all-jet service.

Our strategic plan includes customer-pleasing service and schedule enhancements to be implemented throughout 2007. Additionally, in mid-summer we will begin reconfiguring our Saver Service aircraft to add several rows of our two-by-two Signature Service seating – giving customers a choice of seating options.

We are also well into future fleet planning and by the end of this year expect to announce a decision regarding the aircraft that will replace our MD-80 aircraft and grow our fleet in the future. This should offer significant value-enhancing opportunities for shareholders.

We believe that AirTran timed its offer to acquire Midwest before these initiatives are fully reflected in Midwest’s share price – a highly opportunistic attempt to take advantage of the investments Midwest made during the recent down cycle in the industry. We also believe that industry market conditions will continue to improve and increasingly favor high quality, differentiated carriers like Midwest over low quality, commodity carriers like AirTran.

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Will Customers Really Fly AirTran?

AirTran believes that if its takeover attempt is successful, it will become the airline of choice for Midwest customers. However, Midwest travelers – who have come to expect the highest standards of comfort and customer service – say otherwise.

This is particularly important to you as a shareholder, because it calls into question assumptions AirTran has made regarding continued revenue generation from current Midwest customers. In fact, AirTran has built $40 million in revenue generation synergies into its takeover plan. When business AirTran is counting on fails to materialize, it will be extremely difficult for AirTran to achieve those synergies.

Consider results of three recent surveys:

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In a survey of Milwaukee-based travelers, nearly two-thirds of respondents said that if AirTran succeeds in its hostile takeover of Midwest, they would definitely not fly AirTran or would avoid flying AirTran if they didn’t have to. In the same survey, 85% of respondents said they believe that quality of service would be worse, or much worse, if AirTran succeeds in its takeover attempt. Given the choice of flying Midwest or AirTran, 95% would choose Midwest and only 1% would choose AirTran.

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The results were similar with Milwaukee- and Kansas City-area corporate travel planners, 93% of whom said they believe that quality of service will be worse, or much worse, if AirTran succeeds in its hostile takeover of Midwest. Approximately half of the corporate travel planners said that if AirTran succeeds in its takeover attempt, they would definitely not do business with AirTran or they would try to avoid booking AirTran.

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Finally, in a survey of more than 700 Midwest Airlines MasterCard cardholders, 95% were opposed to an AirTran takeover and 77% said that in the event of a takeover they would definitely not carry, or be unlikely to carry, a similar credit card from AirTran.

This consistent negative response from travelers, business partners and credit card holders casts significant doubt on AirTran’s ability to meet the revenue projections it claims would result from a Midwest takeover.

By the way, more than 30,000 friends of Midwest Airlines have already signed a petition on savethecookie.com indicating their support for Midwest’s continued operation as an independent airline. We have always been fortunate to enjoy an extremely loyal customer base and are especially appreciative of the numerous expressions of support we have received in recent months.

Do You Really Want to Own Shares of AirTran Stock?

Because AirTran’s most recent offer consists of a combination of cash and AirTran stock, it is important to note that the stock price performance of AirTran is deteriorating. During the past 12 months, AirTran’s stock price has declined 18% compared to a 136% increase in Midwest’s stock price, and an approximate 7% decrease in an index of network carrier stock prices (which consists of AMR Corp., UAL Corp., Alaska Airlines, Continental Airlines and US Airways). It should also be noted that the price of Midwest’s stock increased 61% in 2006, prior to the public disclosure of AirTran’s proposal in December 2006.

AirTran is attempting to acquire Midwest as a solution to a major business problem of its own creation. In 2003, AirTran ordered 100 jet aircraft with no clear plan how it would utilize them. Since then, it has deferred some of those orders, but as of March 31, 2007 still needed to take delivery of more than 50 jets

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and has few profitable markets in which to use them. It sees Midwest’s carefully built route structure as the answer to its desperate situation.

AirTran’s business model as a low cost, commodity carrier is extremely vulnerable. As Delta Air Lines emerges from bankruptcy and positions itself as a quality carrier with a focus on customer service, AirTran will become even more vulnerable at its primary hub in Atlanta.

Finally, AirTran believes it would benefit from $20 million of cost synergies as the result of a takeover – a claim we believe they would have extreme difficulty achieving without eliminating hundreds of jobs, both in the Milwaukee area and in cities served by both carriers.

Your Cash Would Fund AirTran’s Takeover of Midwest

One other key factor to note about AirTran’s proposal: As of March 31, 2007, Midwest had approximately $171 million of cash, representing more than $6.59 per diluted share. According to AirTran, the cash portion of the offer and related expenses is approximately $240 million. Therefore, Midwest’s cash on hand represents more than 70% of the cash that AirTran estimates is necessary to complete the proposed acquisition. AirTran would be using your cash to fund its takeover of your company!

Look at What a Respected Wall Street Analyst Says About AirTran’s Proposal

A respected Wall Street equity analyst, JPMorgan’s Jamie Baker, recently called AirTran’s offer for Midwest “ultimately doomed to fail,” citing a number of reasons why the proposed combination is unworkable, as well as undesirable. Baker wrote in his report:

“We also question AirTran’s ability to execute such a transaction. While not looking to purposely disparage its team, there are simply certain managements out there more prone to execution (AMR & CAL come to mind). AirTran, on the other hand, has demonstrated a somewhat indecisive approach to its own expansion, measured by a higher-than-average number of route gyrations and the abandonment of a one-time planned mini-hub for Dallas. We believe a combination of AirTran and Midwest, and subsequent ‘dumbing down’ of Midwest’s highly regarded in-flight product … would actually accelerate JetBlue’s or Southwest’s entry into Milwaukee, given the anticipated loss of brand loyalty and subsequent passenger spill as aircraft density rose.”1

The Choice Is Clear: A Board That Is Committed to Value for All Shareholders

You have a clear choice at this year’s annual meeting: You can vote for directors who have been nominated by AirTran to try to sell your company to a low-cost commodity carrier. Or you can vote for directors who are committed to preserving your company with its high standards of quality and service, while protecting and growing your investment.

The dedication and commitment of our board of directors is key to Midwest’s continued record of quality and service – the basis of our value proposition. They are committed to continuing to fulfill their fiduciary duties and act in the best interests of all shareholders.

Three of those directors are nominated for re-election. We believe that John F. Bergstrom, James R. Boris and Frederick P. Stratton, Jr. are the best candidates to protect your investment and to maximize shareholder value. Each of these directors has a proven track record as a guardian of the investments of

1  Jamie Baker, JPMorgan North America Equity Research. Permission to quote report was neither sought nor obtained.

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Midwest shareholders. They are leaders in business and in the community. Their backgrounds are impressive, and they bring years of experience, both inside and outside of the transportation industry, to their decision making.

Below are short biographies of each candidate. Additional information is provided in the enclosed proxy statement.

John F. Bergstrom has been a director of Midwest Air Group since 1993. Since 1974, he has served as chairman and chief executive officer of Bergstrom Corporation, an automobile sales and leasing company. Mr. Bergstrom is also a director of Wisconsin Energy Corporation and Kimberly-Clark Corporation.

James R. Boris joined the Midwest Air Group Board as a director in 2006. He is currently chairman of the private investment firm of JB Capital Management, LLC. Mr. Boris was chairman and chief executive officer of EVEREN Capital Corporation and its predecessor firm, Kemper Securities, Inc. from 1990 to 1999. Mr. Boris serves as non-executive chairman of Integrys Energy Group, Inc., and as a director of Smurfit-Stone Container Corporation and the Chicago Board Options Exchange.

Frederick P. Stratton, Jr. has been a director of Midwest Air Group since 1988. He is currently chairman emeritus of Briggs & Stratton Corporation, an engine manufacturing company. Mr. Stratton served as chairman of the board of directors of Briggs & Stratton Corporation from 2001 to 2003, and chairman and chief executive officer of Briggs & Stratton Corporation from 1986 to 2001. Mr. Stratton is also a director of Baird Funds, Inc., Weyco Group, Inc. and Wisconsin Energy Corporation.

VOTE THE MIDWEST SLATE

The Midwest Air Group Board of Directors believes:

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AirTran’s revised offer is inadequate and does not fully reflect the long-term value of Midwest’s strategic plan, including its strong market position and future growth prospects.

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Midwest is continually evolving its business model to succeed in the restructured aviation marketplace while providing attractive value creation to shareholders.

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Midwest shareholders will enjoy superior results by owning shares of Midwest.

The Midwest Air Group Board of Directors unanimously recommends that you VOTE FOR THE MIDWEST SLATE today. VOTE THE ENCLOSED WHITE PROXY CARD AND REJECT AIRTRAN’S OFFER.

Members of the Midwest management team fully support the board’s position. We believe it is wiser for you to own and hold Midwest stock than to support AirTran’s offer or its slate. Our team is working hard every day to make sure that Midwest lives up to its potential and continues to provide value for our shareholders and a superior product for our customers.

Thank you for your continued support.

Sincerely,

Timothy E. Hoeksema

Chairman, President and Chief Executive Officer

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Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering primarily to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Skyway Airlines, Inc. – Midwest’s wholly owned subsidiary – operates as Midwest Connect and offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under Midwest’s strategic plan and that otherwise may state Midwest’s or Midwest’s board’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “should,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that Midwest’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

Additional Information

Midwest has filed a definitive proxy statement on Schedule 14A (the “2007 Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting of Shareholders, or any adjournment or postponement thereof. On May 16, 2007, Midwest began the process of mailing the 2007 Proxy Statement and a WHITE proxy card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by the Board of Directors and certain members of management as of March 26, 2007 is contained in the 2007 Proxy Statement. Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement (including any amendments or supplements to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.

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